November 26, 2013

Nuveen Credit Strategies Income Fund

333 West Wacker Drive

Chicago, IL 60606

Re:  Nuveen Credit Strategies Income Fund (File Nos. 333-188655 and 811-21333)

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 2 under the Securities Act of 1933 to the Registration Statement of Nuveen Credit Strategies Income Fund. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Bingham McCutchen LLP